Exhibit 10.30

Execution Copy

TRIBUNE MEDIA COMPANY

PERFORMANCE SHARE UNIT AGREEMENT

THIS PERFORMANCE SHARE UNIT AGREEMENT (the “Agreement”) is made by and between Tribune Media Company, a Delaware corporation (the “Company”), and             (the “Participant”), and is dated as of March     , 2016.

1. Grant. Pursuant to this Agreement, promptly after the Stockholder Approval of the 2016 Equity Plan (as such terms are defined below) is obtained, the Company shall grant to the Participant             performance share units (“PSUs”), each of which shall represent an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant upon settlement one share of Class A Common Stock (“Common Stock”) of the Company (cash equal to the fair market value thereof, as determined pursuant to the 2016 Equity Plan (as defined below)), subject to the terms and conditions described below. The PSUs awarded to the Participant hereby shall be subject to all of the terms and conditions set forth in this Agreement, as well as the terms and conditions of a new equity plan (the “2016 Equity Plan”) that the Company intends to submit for the approval of its stockholders in accordance with the requirements of the New York Stock Exchange (the “Stockholder Approval”). Notwithstanding any provision herein, the PSUs shall not be granted, vest and/or be settled, in whole or in part, (i) unless the Stockholder Approval of the 2016 Equity Plan is obtained and other terms and conditions of this Agreement are satisfied or (ii) if the Company terminates the Participant’s employment for Cause or the Participant resigns his employment without Good Reason prior to the date the Stockholder Approval is obtained. In the event of any inconsistency between this Agreement and any provision of the 2016 Equity Plan, this Agreement shall prevail. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Employment Agreement, dated as of January 1, 2016, between the Participant and the Company (the “Employment Agreement”).

2. Vesting Schedule.

(a) Generally. The first time that the closing price of the Common Stock on the New York Stock Exchange equals at least $44.00 or any higher stock price hurdle set forth on Exhibit A hereto (as the same may hereafter be adjusted pursuant to Section 2(b) and Section 4 below, each, a “Stock Price Hurdle”) on each day during any period of 10 consecutive trading days ending after March 1, 2016 and on or prior to March 1, 2018 (the “Expiration Date”) (such price, a “10-Consecutive-Day Stock Price”), then the corresponding number of PSUs set forth next to each such Stock Price Hurdle on Exhibit A hereto (i.e., approximately 1/11th of the PSUs) shall vest. In no event may any single Stock Price Hurdle be achieved more than once under this Agreement. Each date on which a Stock Price Hurdle is achieved shall be a “Vesting Date.” Notwithstanding anything else in this Section 2(a), except as otherwise expressly provided below, no PSUs shall become vested at any Vesting Date unless the Participant has remained continuously employed with the Company through the applicable Vesting Date.

(b) Adjustment for Cash Dividends. The amount of any cash dividend (whether a regular or special cash dividend) paid with respect to shares of Common Stock having a record date that is after March 1, 2016 and on or prior to the Expiration Date (a “Cash Dividend”) shall reduce (on a dollar-for-dollar basis) all Stock Price Hurdles not yet achieved on or prior to the record date of such Cash Dividend, and, following each Cash Dividend payment, a determination shall be made whether a Vesting Date has occurred as a result of the Cash Dividend payment resulting in achievement of one or more Stock Price Hurdles.

(c) Measurement at Expiration Date. Provided that the Participant has remained continuously employed through the Expiration Date, a final determination of the number of PSUs deemed earned under this Section 2 shall be determined as of the Expiration Date based on the 10-Consecutive-Day Stock Price during the period of 10 consecutive trading days ending with the Expiration Date, and by applying such 10-Consecutive-Day Stock Price against the Stock Price Hurdles and also by using mathematical linear interpolation to determine the PSUs that are deemed earned at the 10-Consecutive-Day Stock Price determined after closing of the New York Stock Exchange on the Expiration Date that is between any two of the Stock Price Hurdles.

(d) Termination of Employment.

(i) In the event that the Participant’s employment with the Company is terminated due to death or Disability, by the Company without Cause or by the Participant for Good Reason, (x) the PSUs shall remain outstanding and shall vest to the extent that any Stock Price Hurdle is achieved on or prior to the earlier to occur of the one-year anniversary of the effective date of the Participant’s termination and the Expiration Date (such earlier date, the “Termination Expiration Date”), as if the Participant had remained continuously employed with the Company through any such Vesting Date and (y) on the Termination Expiration Date, a number of then outstanding PSUs shall be deemed earned under this Section 2(d)(i) based on the 10-Consecutive-Day Stock Price ending with the Termination Expiration Date, and by applying such 10-Consecutive-Day Stock Price against the Stock Price Hurdles provided in Section 2(a) above and also by using mathematical linear interpolation to determine the PSUs that are deemed earned at the 10-Consecutive-Day Stock Price determined after closing of the New York Stock Exchange on the Termination Expiration Date that is between any two of the Stock Price Hurdles.

(ii) Except as provided in this Section 2(d) or 2(e) below, all PSUs that have not vested on or prior to the effective date of the Participant’s termination of employment with the Company shall automatically terminate and be forfeited for no consideration.

(e) Change in Control. In the event of a Qualifying Change in Control, a number of then outstanding PSUs shall be deemed earned under this Section 2(e) based on the Change in Control Price, by applying the Change in Control Price against the Stock Price Hurdles and also by using mathematical linear interpolation to determine the PSUs that are deemed earned at the Change in Control Price that is between any two of the Stock Price Hurdles. For the avoidance of doubt, the Stock Price Hurdles applied in this Section 2(e) shall be adjusted pursuant to Section 2(b) above and Section 4 below. As used herein: “Qualifying Change in Control” means a Change in Control that is consummated either (x) after March 1, 2016 and on or prior to the Expiration Date or (y) after the Expiration Date, if both (A) on or prior to the Expiration Date, the Company enters into a definitive agreement the consummation of which would constitute a

Change in Control and (B) the transaction contemplated pursuant to such agreement is consummated within one year following the Expiration Date. “Change in Control Price” means the highest price per share of Common Stock paid in connection with the transaction resulting in a Qualifying Change in Control (with the value of any part of such price that is payable other than in cash, determined in good faith by the Compensation Committee (the “Committee”) of the Company’s Board of Directors).

(f) Exclusive Vesting. The vesting and settlement provisions set forth in this Section 2 and Section 3 below shall be the exclusive vesting and settlement provisions applicable to the PSUs and shall supersede any other provisions relating to vesting and settlement (whether in the Employment Agreement, the 2016 Equity Plan or elsewhere), unless such other such provision expressly refers to this Agreement by name and date.

(g) Forfeiture After the Expiration Date. Except as provided under Section 2(d)(i) or 2(e) above, any PSUs that have not vested on or prior to the Termination Expiration Date and that have not otherwise terminated earlier pursuant to 2(d)(ii) above shall automatically terminate and be forfeited for no consideration on the Termination Expiration Date.

3. Settlement.

(a) Delivery of Shares or Cash. Within 30 days of each Vesting Date, the Company shall issue or transfer to the Participant, or cause to be issued or transferred to the Participant, one share of Common Stock in respect of each PSU that became vested as of such Vesting Date; provided, however, that, if required to comply with applicable law, cash shall be paid in lieu of delivering shares of Common Stock in respect of vested PSUs and, in any event, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of vested PSUs. If a cash payment is made in lieu of delivering shares of Common Stock or pursuant to this Section 3(a), the amount of such payment shall be equal to the fair market value of the Common Stock (as determined pursuant to the 2016 Equity Plan) as of such Vesting Date less an amount equal to all federal, state, local, and non-U.S. income and employment taxes required to be withheld. Notwithstanding the foregoing, in the event that any of the PSUs become vested in connection with a Change in Control which result in the Common Stock no longer being outstanding or publicly traded, the Company shall deliver to the Participant in respect of each such PSU the same consideration payable to stockholders of the Company in connection with the transaction constituting the Change in Control.

(b) Shares Received Upon Settlement. Shares of Common Stock received upon Settlement of a PSU shall remain subject to the terms of this Agreement.

(c) Tax Withholding. In connection with any settlement of PSUs, the Participant will be required to satisfy applicable withholding tax obligations (including payments made pursuant to Section 3(a) above). For the avoidance of doubt, the Participant must receive prior written approval of the Committee to use any method for the payment of tax withholding other than in immediately available funds in U.S. dollars.

(d) Compliance with Laws. In addition to the Stockholder Approval of the 2016 Equity Plan, the granting and settlement of the PSUs and any other obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Common Stock hereunder as the Committee may consider appropriate and may require the Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock hereunder in compliance with applicable laws, rules, and regulations.

4. Adjustments for Certain Events. Except for Cash Dividends, in the event that there shall occur any transaction, other event or adjustment in the Common Stock that would require an adjustment of any performance share units then outstanding under the 2016 Equity Plan, (i) the PSUs shall be adjusted in the same manner as the Committee determines to adjust the other performance share units then outstanding under the 2016 Equity Plan (or, if more favorable to Executive, in the same manner as the adjustment of performance share units then outstanding under the Tribune Company 2013 Equity Incentive Plan) and (ii) all outstanding Stock Price Hurdles shall be adjusted by the Committee in a manner that, following such transaction, event or adjustment, maintains the same ratio (as determined in such reasonable manner as the Committee shall determine) of the Stock Price Hurdles to the fair market value of the Common Stock (as determined pursuant to the 2016 Equity Plan) as was in effect immediately prior to such transaction, event or adjustment. Following any adjustment under this Section 4, a determination shall be made whether a Vesting Date has occurred as a result of such adjustment resulting in achievement of one or more Stock Price Hurdles. All non-cash distributions, if any, received by the Participant with respect to the PSUs as a result of any stock split, stock distributions, combination of shares, or other similar transaction shall be subject to the restrictions of this Agreement and the vesting conditions specified herein.

5. Rights as Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to the PSUs unless and until (a) the PSUs shall have vested and settled pursuant to the terms herein, (b) the Company shall have issued and delivered to the Participant the Common Stock hereunder, and (c) the Participant’s name shall have been entered as a stockholder of record with respect to such Common Stock on the books of the Company. Notwithstanding any rights that may apply to other performance share units of the Company, unvested PSUs shall not have any rights to receive any dividend equivalents in respect of any regular quarterly cash dividends or special cash dividends. Any certificates representing the Common Stock delivered to the Participant shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions as the Committee deems appropriate.

6. Lock-Up Period. If requested by the underwriters managing any public offering of Common Stock, the Participant agrees to execute a separate agreement to the effect that, except as otherwise approved by the Committee or estate planning transfers permitted under the

2016 Equity Plan, shares of Common Stock acquired by the Participant following the vesting and settlement of all or any portion of the PSUs may not be sold, transferred, or otherwise disposed of prior to the date following such public offering as so required by such underwriters (the “Lock-Up Period”). The Company may impose stop-transfer instructions with respect to the Common Stock subject to the foregoing restriction until the end of such Lock-Up Period.

7. Representations and Warranties of Participant. The Participant hereby makes the following acknowledgements, representations, and warranties to the Company:

(a) No Arrangements to Sell. Except as specifically provided herein, the Participant has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any person to sell, transfer, or pledge all or any portion of the PSUs or the Common Stock underlying the PSUs and has no current plans to enter into any such contract, undertaking, understanding, agreement, or arrangement.

(b) PSUs Not Transferable. The Participant understand that the PSUs are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise).

8. General.

(a) Delivery of Documents. The Participant agrees that the Company may deliver by email all documents relating to the PSUs (including, without limitation, a copy of the 2016 Equity Plan after receipt of the applicable Stockholder Approval) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). The Participant also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify the Participant by email or such other reasonable manner as then determined by the Company.

(b) No Employment Rights. This Agreement does not confer upon the Participant any right to continue as an employee or service provider of the Company or any of its affiliates.

(c) Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(d) Entire Agreement. Except for the 2016 Equity Plan (after receipt of the applicable Stockholder Approval), this Agreement and the Employment Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations in respect thereto. No change, modification, or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(e) Interpretation. The interpretation, construction, performance, and enforcement of this Agreement shall lie within the sole discretion of the Committee, and the Committee’s determinations shall be conclusive and binding on the Participant and any other interested persons.

(f) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

TRIBUNE MEDIA COMPANY

By:
Name:
Title:

PARTICIPANT

Name:

Exhibit A

Stock Price Hurdles

10-Consecutive-Day Stock Price*	Number of PSUs that Vest*
Below $44	0
$44
$46
$48
$50
$52
$54
$56
$58
$60
$62
$64
Above $64	No additional PSUs vest

*	These Stock Price Hurdles and the number of PSUs that vest under this Agreement are subject, in all respects, to the terms and conditions of the Agreement, including treatment of cash dividends, adjustment for non-cash dividends and other transactions and events and mathematical linear interpolation in connection with a termination of employment or expiration of the performance period.